Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Announces Fourth Quarter Goodwill Impairment Charge

•	Non-cash goodwill impairment charge of $65.2 million, partially offset by reduction in deferred taxes of $3.2 million.

•	No impact on cash flows or liquidity position and negligible impact on regulatory and tangible capital ratios.

•	No connection to or utilization of U.S. government capital from Capital Purchase Program.

RALEIGH, N.C., March 12, 2009 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today reported a revised net loss for the quarter ended December 31, 2008 of $62.1 million, or $5.50 per common share. The revision reflects a non-cash goodwill impairment charge based upon completion of the Company’s annual goodwill impairment evaluation. The goodwill impairment charge is a non-cash accounting adjustment to the Company’s financial statements that does not affect its cash flows or strong liquidity position and does not negatively impact its regulatory and tangible capital ratios. Capital Bank initially reported a net loss for the fourth quarter of $67 thousand, or $0.02 per common share. For the full year ended December 31, 2008, Capital Bank reported a revised net loss of $55.7 million, or $4.94 per common share, compared to an originally reported net income of $6.3 million, or $0.54 per common share.

U.S. generally accepted accounting principles require companies to perform an annual test for goodwill impairment. As a result of the general decline in stock market valuations for the banking sector and the deterioration of economic conditions during 2008, and in connection with the preparation of its annual financial statements for 2008, Capital Bank concluded that the goodwill resulting from the Company’s acquisitions over the past ten years was impaired.

“Calculation of fair value as part of the goodwill impairment test is subject to significant management judgment and estimates,” commented B. Grant Yarber, president and chief executive officer. “We have historically relied on fair value calculations based on estimated future cash flows, and our initial fair value calculation based on this approach indicated that no impairment was necessary. This determination was reflected in our previous earnings release. However, given the SEC’s increased emphasis on mark-to-market accounting, we believe that use of the Company’s current stock market valuation to determine fair value and the related goodwill impairment charge is the most conservative and prudent course of action for management to take in this uncertain economic environment. Capital Bank remains well capitalized and maintains a strong liquidity position. Goodwill by its nature is a non-earning asset, and this impairment charge had no impact on our operating performance or the Company’s prospects for future earnings.”

Capital levels remained strong and virtually unchanged at December 31, 2008. Some measures that reflect the Company’s capital strength are as follows:

•	Tangible common equity of $103.4 million, or 6.26% of tangible assets.

•	Tangible equity of $144.7 million, or 8.77% of tangible assets.

•	Tangible book value per common share of $9.20.

•	Total risk-based capital of $187.4 million, or 13.24% of risk-based assets, which is well above the regulatory well-capitalized requirement of 10.0%.

•	Tier 1 risk-based capital of $172.3 million, or 12.17% of risk-based assets, which is well above the regulatory well-capitalized requirement of 6.0%.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (4), Cary, Clayton, Fayetteville (3), Graham (2), Hickory, Mebane, Morrisville, Oxford, Parkton, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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